                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No.5)



                              Reliant Energy Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Common Stock, No Par
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  75952J 10 8
                        ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

-----------------------                                  -----------------------
  CUSIP NO. 75952J 10 8                  13G                Page 2 of 6 Pages
-----------------------                                  -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Northern Trust Corporation                    36-2723087
      The Northern Trust Company                    36-1561860
      Northern Trust Bank of Arizona, NA            59-0258165
      Northern Trust Bank of California, NA         94-2938925
      Northern Trust Bank of Florida, NA            36-2798553
      Northern Trust Bank of Texas, NA              75-1999849
      Northern Trust Quantitative Advisors, Inc.    36-3608252
      Northern Trust Bank, FSB                      38-3424562

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      S.E.C USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            703,194

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          34,517,670
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,005,819

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          64,352
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      35,255,088
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.92

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      Northern Trust Corporation HC
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].

1.   (a)  Name of Issuer
          --------------
          Reliant Energy Inc.

     (b)  Address of Issuer's Principal Executive Office
          ----------------------------------------------
          1111 Louisiana St., Houston, Texas 77002

2.   (a)  Name of Person Filing
          ---------------------
          Northern Trust Corporation

     (b)  Address of Person Filing
          ------------------------
          50 South LaSalle Street, Chicago, Illinois 60675

     (c)  Citizenship
          -----------
          U.S. (Delaware Corporation)

     (d)  Title of Class of Securities
          ----------------------------
          Common Stock, No Par

     (e)  CUSIP Number
          ------------
          75952J 10 8

3.   This statement is being filed by Northern Trust Corporation as a Parent
     -----------------------------------------------------------------------
     Holding Company in accordance with S240.13d-1(b)(1)(ii)(G).
     ----------------------------------------------------------

4.   (a)  Amount Beneficially Owned
          -------------------------
          35,255,088

     (b)  Percent of Class
          ----------------
          11.92

     (c)  Number of shares as to which such person has:
          --------------------------------------------
          (i)   Sole Power to Vote or to Direct the Vote
                ----------------------------------------
                703,194

          (ii)  Shared Power to Vote or to Direct the Vote
                ------------------------------------------
                34,517,670

          (iii) Sole Power to Dispose or to direct Disposition
                ----------------------------------------------
                1,005,819

          (iv)  Shared Power to Dispose or to Direct Disposition
                ------------------------------------------------
                64,352

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:

7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a)(6) of the Act:

     The Northern Trust Company              Northern Trust Bank of Arizona N.A.
     50 South LaSalle Street                 2398 East Camelback Road
     Chicago, IL 60675                       Phoenix, AZ 85016

     Northern Trust Bank of California N.A.  Northern Trust Bank of Florida N.A.
     355 South Grand Avenue, Suite 2600      700 Brickell Avenue
     Los Angeles, CA 90071                   Miami, FL 33131

     Northern Trust Bank of Texas N.A.       Northern Trust Quantitative Advisors, Inc.
     2020 Ross Avenue                        50 South LaSalle Street
     Dallas, TX 75201                        Chicago, IL 60675

     Northern Trust Bank, FSB
     1701 North Woodward Avenue, Suite 110,
     Bloomfield Hills, Michigan

8.   Identification and Classification of Members of the Group.

     Not Applicable.

9.   Notice of Dissolution of Group.

     Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              NORTHERN TRUST CORPORATION


                                              __________________________________
                                              By: Perry R. Pero


DATED: 02-08-2000                             As its: Vice Chairman

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop 1-4

                           RE: Reliant Energy, Inc.

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             ___________________________________
                                             By: Perry R. Pero

                                             As its: Vice Chairman

DATED: 02-08-2000

THE NORTHERN TRUST CORPORATION

___________________________________
By: Perry R. Pero
As its: Vice Chairman

NORTHERN TRUST CORPORATION OF ARIZONA, NA
NORTHERN TRUST CORPORATION OF CALIFORNIA, NA
NORTHERN TRUST CORPORATION OF FLORIDA, NA
NORTHERN TRUST CORPORATION OF TEXAS, NA

___________________________________
By: Barry G. Hastings
As its Authorized Representative


NORTHERN TRUST CORPORATION QUANTITATIVE ADVISORS, INC.


___________________________________
By: John Goodwin
As its Managing Director


NORTHERN TRUST BANK, FSB


___________________________________
By: James I. Kaplan, Esq.
As its Authorized Representatives